UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	December 22, 2005

JMAR Technologies, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-10515	68-0131180
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

10905 Technology Place, San Diego, California		92127
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(858) 946-6800

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

Laurus Master Fund, Ltd. ("Laurus") is the holder of the outstanding shares of the Company's Series E 8% Convertible Preferred Stock ("Series E Preferred Stock") issued in January, 2004. Prior to this transaction, the Series E Preferred Stock had a face amount of $1,000,000, was convertible into shares of Common Stock at $2.00 per share, and was redeemable in full in July, 2006, if not previously converted. On December 22, 2005, the Company entered into a Securities Purchase Agreement with Laurus whereby in exchange for and in complete cancellation of all of the Series E Preferred Stock, the Company issued 1,041,667 shares of the Company's Common Stock, valued at a discount to the closing stock price of the Company on December 19, 2005. In addition, the Company issued a Warrant ("Warrant") for the purchase of 375,000 shares of Common Stock, with an exercise price equal to $1.50, based on 125% of the closing price of the Company's Common Stock on December 19, 2005. The Warrant is not exercisable for the first six months and has a term of five years and "piggyback" registration rights.

Item 3.02 Unregistered Sales of Equity Securities.

As reported more fully in Item 1.01 above and incorporated herein by reference, on December 22, 2005, the Company issued 1,041,667 shares of Common Stock and Warrants to purchase 375,000 shares of Common Stock to Laurus Master Fund, Ltd. The Warrants have an exercise price of $1.50 per share and a term of five years. This transaction was exempt under Section 4(2) of the Securities Act of 1933.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JMAR Technologies, Inc.

December 29, 2005	By:	Dennis E. Valentine

Name: Dennis E. Valentine
Title: Chief Financial Officer